Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-54378, 333-128231 and 333-149418 on Forms S-8 and Registration Statement Nos. 333-101957 and 333-128231 on Forms S-3 of RTI Biologics, Inc. of our report dated December 14, 2007, relating to the consolidated financial statements and financial statement schedule of Tutogen Medical, Inc. and the effectiveness of Tutogen Medical, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Tutogen Medical, Inc. for the year ended September 30, 2007.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Orlando, Florida

April 24, 2008